UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Digital Theater Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Digital Theater Systems, Inc.
5171 Clareton Drive
Agoura Hills, California 91301

Notice of Annual Meeting of Stockholders
To Be Held May 19, 2005

To Our Stockholders:

The annual meeting of stockholders of Digital Theater Systems, Inc., a Delaware corporation, will be held on May 19, 2005 at 10:00 a.m., local time, at the Renaissance Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, for the following purposes:

1.                To elect two members of the Board of Directors, whose terms are described in the proxy statement;

2.                To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent auditors for the 2005 fiscal year;

3.                To consider and vote upon a proposal to change our corporate name from “Digital Theater Systems, Inc.” to “DTS, Inc.” and to amend our Restated Certificate of Incorporation to effect the change in corporate name;

4.                To consider and vote upon a proposal to approve the Digital Theater Systems, Inc. Performance Incentive Plan;

5.                To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of record of Digital Theater Systems, Inc. Common Stock at the close of business on April 1, 2005, are entitled to vote at the meeting.

In addition to the proxy statement, proxy card and voting instructions, a copy of Digital Theater Systems, Inc.’s annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card in the enclosed, postage-prepaid envelope. Many stockholders may also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

Blake A. Welcher, Executive Vice President, Legal, General Counsel, and Corporate Secretary
Agoura Hills, California
April 19, 2005

Digital Theater Systems, Inc.
5171 Clareton Drive
Agoura Hills, California 91301

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2005

This proxy statement is furnished on behalf of the Board of Directors of Digital Theater Systems, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 19, 2005 at 10:00 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Renaissance Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301.

These proxy solicitation materials were first mailed on or about April 19, 2005 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote on (1) the election of two Class II directors; (2) the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the 2005 fiscal year; (3) a proposal to approve a change to our corporate name from “Digital Theater Systems, Inc.” to “DTS, Inc.” and to amend our Restated Certificate of Incorporation to effect the change in corporate name; (4) a proposal to approve the Digital Theater Systems, Inc. Performance Incentive Plan; and (5) any other business that may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 1, 2005, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

What are the Board of Directors’ recommendations on the proposals?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the nominees for director, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company, FOR the change in our corporate name and FOR approval of the Digital Theater Systems, Inc. Performance Incentive Plan.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, according to their own best judgment. At the date this proxy statement went to press, we did not know of any other matters that are to be presented at the annual meeting.

How do I vote my shares at the Annual Meeting?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

Yes, you may revoke or change your proxy at any time before the annual meeting by filing with Blake Welcher, our Executive Vice President, Legal and General Counsel and Corporate Secretary, at 5171 Clareton Drive, Agoura Hills, California, 91301, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Who will count the votes?

EquiServe Trust Company, N.A. will count the votes and act as the inspector of election.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A. (877) 282-1168, or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

As of the record date, April 1, 2005, 17,091,980 shares of our Common Stock were issued and outstanding. Every stockholder is entitled to one vote for each share of Common Stock held.

What is a quorum?

The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

What is required to approve each proposal?

The nominees for director who receive a plurality of the affirmative votes cast will become Class II directors.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors and to approve the adoption of the Digital Theater Systems, Inc. Performance Incentive Plan.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is required to approve the amendment to our Restated Certificate of Incorporation to effect the change in our corporate name.

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal shares represented by these proxies will not be treated as affirmative votes. For proposals requiring an affirmative vote of a majority of the shares present, an abstention is equivalent to a “no” vote.

How will Digital Theater Systems solicit proxies?

We have retained EquiServe Trust Company, N.A. and The Altman Group, Inc. to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have retained a proxy solicitation service to assist in soliciting proxies and we will bear these costs, which we expect will be approximately $6,000. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes of directors with staggered three-year terms, with each class consisting, as nearly possible, of one-third of the total number of directors. The Board currently consists of seven persons. The class whose term of office expires and that is up for election at the Annual Meeting, the Class II Directors, currently consists of two directors: Mr. Joerg D. Agin and Mr. Steven M. Friedman. A director elected to this class will serve for a term of three years, expiring at the 2008 annual meeting of stockholders, or until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal. Mr. Friedman has decided not to stand for re-election as one of the Company’s directors at the Annual Meeting. As a result of Mr. Friedman’s decision not to stand for re-election, the Board has nominated Ms. C. Ann Busby to fill the vacancy on the Board that will be created by Mr. Friedman’s departure. Ms. Busby was recommended as a possible director candidate to the Board by Daniel E. Slusser, the Chairman of our Board, and was nominated by the nominating/corporate governance committee following a review of corporate governance guidelines and pre-established identification and selection criteria, including those factors described below under “Governance of the Company—Nominating/Corporate Governance Committee.”

Two Class II Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2008. The nominating/corporate governance committee of the Board has nominated Joerg D. Agin and C. Ann Busby for election to fill these positions. Mr. Agin was appointed as one of the Company’s directors by our Board of Directors to fill a vacancy on the Board. You can find information about Mr. Agin and Ms. Busby below.

The persons named in the proxy card will vote such proxy for the election of Mr. Agin and Ms. Busby unless you indicate that your vote should be withheld. You cannot vote for a greater number of directors than two. If elected, Mr. Agin and Ms. Busby will continue in office until his or her successor has been duly elected and qualified, or until the earlier of their respective death, resignation or retirement. Both Mr. Agin and Ms. Busby have indicated to the Company that they will serve if elected. We do not anticipate that Mr. Agin or Ms. Busby will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Mr. Agin and Ms. Busby as directors.

NOMINEES FOR TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2008

Joerg D. Agin, 62, has served as a member of our Board of Directors since July 2003 and is Chairman of our Nominating and Corporate Governance Committee. Since September 2001, he has been the President of Agin Consulting, a consulting business engaged for specific project work associated with hybrid and digital motion imaging systems. Mr. Agin retired in September 2001 from the Eastman Kodak Company, a manufacturer and marketer of imaging products, after more than 30 years with the company. He first joined Kodak in 1967 as an electrical engineer, but, most recently, from 1995 through August 2001, he served as Senior Vice President and President of the company’s Entertainment Imaging division. Mr. Agin also worked at MCA/Universal Studios, a motion picture studio, as Senior Vice President, New Technology and Business Development from 1992 through 1995. Mr. Agin is a Fellow of the Society of Motion Pictures & Television Engineers and the recipient of the Technicolor Herbert T. Kalmus Gold Medal Award for outstanding achievement in color motion pictures. Mr. Agin attended MIT Sloan School of Management for Senior Executives, holds a B.S. in Electrical Engineering from the University of Delaware, and an M.B.A. from Pepperdine University.

C. Ann Busby, 51, has been an executive and lawyer in the entertainment industry for more than twenty five years. Most recently, Ms. Busby served as General Counsel of THX Ltd., an entertainment technology and services company, from March 2003 through February 2005. From November 1996 to March 2003, Ms. Busby worked as an independent practitioner and consultant, providing legal and non-legal consulting services to entertainment clients. Ms. Busby served as Senior Vice President of the Motion Picture Group at MCA, Inc., an entertainment company, from June 1993 through November 1996; from August 1989 to June 1993 she served as Vice President of the Motion Picture Group at MCA, Inc.; from 1986 through 1989 she was President of the International Division and Executive Vice President of Business Affairs for De Laurentiis Entertainment Group, a motion picture production company; and from 1980 through 1986 she practiced entertainment law as an associate and partner of Pollock, Bloom and Dekom. Ms. Busby has a B.A. in political science, Cum Laude, from Occidental College and a J.D. from Hastings College of the Law.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2006

Jon E. Kirchner, 37, has served as our President and Chief Executive Officer since September 2001, and as a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of capacities. From April 2000 to September 2001, he was our President and Chief Operating Officer. From September 1998 to April 2000, he served as our Executive Vice President of Operations, and from March 1996 to September 1998, he was our Vice President of Finance and Business Development. Mr. Kirchner has also served as our Director of International Operations and Controller. Prior to joining us, Mr. Kirchner worked for the Dispute Analysis and Corporate Recovery and Audit Groups of Price Waterhouse LLP (now PricewaterhouseCoopers, LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on financial and operational restructuring, business turnaround, market positioning, and valuation issues. Mr. Kirchner has experience in a variety of industries including entertainment, high technology, manufacturing, distribution, and transportation. He is a Certified Public Accountant and received a B.A. in Economics, Cum Laude, from Claremont McKenna College.

James B. McElwee, 53, has served as a member of our Board of Directors since October 1997 and is Chairman of our Compensation Committee. Since 1992, he has been a general partner of Weston Presidio Capital, a private equity firm and has been active in the private equity industry, investing in a broad range of growth companies, since 1979. Prior to Weston Presidio, Mr. McElwee served as Senior Vice President of the Security Pacific Venture Capital Group, a private equity firm, and was the founding Managing Director of its Menlo Park, California office. Previously, he served as Senior Consultant with Accenture, an international consulting firm, where he advised a variety of clients in the healthcare, retailing, and technology industries. Mr. McElwee has a B.A. from Claremont McKenna College where he serves on the Board of Trustees and an M.B.A. from the Wharton Graduate School of Business where he currently serves as a member of the Wharton Entrepreneurial Advisory Board.

Ronald N. Stone, 61, was elected to our Board of Directors in April 2004. Mr. Stone is currently an advisor to Pioneer Electronics (USA) Inc., a global consumer electronics company, a role he has held since he retired from Pioneer in May 2003. At the time of his retirement, Mr. Stone served as president of Pioneer’s Customer Support Division, a position he had held since March 2000. The Customer Support Division is responsible for product services, accessories, and after-sales operations for several Pioneer entities. Prior to his position as president of the Customer Support Division, Mr. Stone served as executive vice president and Chief Financial Officer of Pioneer Electronics (USA) Inc. since 1985. Mr. Stone also served on the board of directors of Pioneer and several of its North American subsidiaries. Mr. Stone began his career with Pioneer Electronics in 1975. Formerly chairman of the executive committee, Mr. Stone now serves on the executive board of the Consumer Electronics Association (CEA), owner of the International Consumer Electronics Show®. He also serves on the UCLA Medical Center board of advisors and on its Information Technology and Finance committees. Mr. Stone received his bachelor’s degree in accounting from the University of Southern California. He is a Certified Public Accountant.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2007

Daniel E. Slusser, 66, has served as the Chairman of our Board of Directors since October 2001, and served as our Chief Executive Officer and Vice Chairman of our Board of Directors from April 1997 to September 2001. Prior to joining us, from 1974 to April 1997, Mr. Slusser served as Senior Vice President and General Manager at Universal Studios, Inc., an entertainment company. He has also served as a Corporate Vice President of MCA, Inc. and held various positions at 20th Century Fox Film Corporation, an entertainment company. Mr. Slusser is the past chairman of the Permanent Charities Committee, and has been involved in many industry organizations, including the Academy of Motion Picture Arts and Sciences, the Academy of Television Arts and Sciences and has served as a fellow of the Society of Motion Picture and Television Engineers (SMPTE). Mr. Slusser is a past two-term President of the Los Angeles Film Development Committee, a two-term Chairman of the L.A. County Filming Advisory Board and past Vice Chairman of the California State Film Commission. Mr. Slusser is the recipient of the 1986 Presidential Proclamation Award from SMPTE and was named 1986 Man of the Year by the Israel Histadrut organization. Mr. Slusser is a member of the board of trustees of the Motion Picture & Television Fund.

Joseph A. Fischer, 73, has served as a member of our Board of Directors since July 2003 and is Chairman of our Audit Committee. Retired since 1996, Mr. Fischer was a senior financial and operating executive in the entertainment industry for almost 30 years. From 1987 until his retirement, Mr. Fischer served as Executive Vice President of the motion picture group at MCA, Inc. Prior to that, he was Chairman and CEO of Four Star International, a producer and distributor of television programs, and was President of MGM/UA Entertainment, where he was also a member of the Board of Directors and Executive Committee. During the course of his career, he has also held executive positions at Columbia Pictures Industries and Price Waterhouse & Co. Mr. Fischer is Chairman of the board of trustees of the Motion Picture & Television Fund.

ITEM 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors for the Company and its subsidiaries during the year ended December 31, 2004, to serve in the same capacity for the 2005 fiscal year, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative is expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for fiscal years 2004 and 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003.

	Fiscal Year 2004	Fiscal Year 2003
(1)Audit Fees	$537,953	$554,312
(2)Audit-Related Fees	45,492	47,653
(3)Tax-Related Fees	29,099	47,316
(4)All Other Fees	36,000	—
	$648,544	$649,281

(1)          Audit fees for fiscal 2004 include the audit of our financial statements for fiscal 2004, review of the financial statements included in Forms 10-Q for fiscal year 2004, audit of the Company’s controls and 404 attestation, and audits related to the Company’s acquisitions. Audit fees for fiscal year 2003 include the audit of our financial statements for fiscal 2003, review of the financial statements included in Forms 10-Q for fiscal year 2003 and fees related to our initial and follow-on public offerings. For 2003, the amount excludes fees billed in 2003 related to the audit for fiscal 2002.

(2)          Audit-related fees include consultation services related to technical accounting issues.

(3)          Tax-related fees include services related to tax compliance (including U.S. federal and state returns), tax consulting, tax planning and assistance with transfer pricing.

(4)          All other fees include all non-audit fee services related to tax return preparation and domestic and international tax planning, diligence related to potential acquisition targets, and transfer pricing analysis.

All non-audit services occurring after our initial public offering were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent auditor must be pre-approved by the Audit Committee. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, he reports that approval to the full committee at the next committee meeting.

ITEM 3—PROPOSAL TO AMEND RESTATED CERTIFICATE OF INCORPORATION

On February 24, 2005, the Board approved for submission to the stockholders a proposed amendment of our Restated Certificate of Incorporation to change our corporate name from “Digital Theater

Systems, Inc.” to “DTS, Inc.” If the stockholders approve this proposal, Article I of our Restated Certificate of Incorporation will be amended to read in its entirety as follows:

“The name of this corporation is DTS, Inc. (the ‘Corporation’).”

The Board is recommending approval of the name change because it believes consumers more readily recognize the Company by its brand DTS.

If the stockholders approve the proposal, we will file a Certificate of Amendment to the Restated Certificate of Incorporation regarding a corporate name change. Once the name change is effected, we will legally be known as “DTS, Inc.” Accordingly, it may be necessary for us to reflect our name change on our stationary, bank accounts, etc., but we do not believe these costs to be material.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is required to approve the amendment to our Restated Certificate of Incorporation to effect the change in our corporate name.

The Board recommends that the stockholders vote FOR the proposal to amend to the Restated Certificate of Incorporation to change our corporate name from “Digital Theater Systems, Inc.” to “DTS, Inc.”

ITEM 4—PROPOSAL TO APPROVE THE
DIGITAL THEATER SYSTEMS, INC. PERFORMANCE INCENTIVE PLAN

The Compensation Committee of our Board of Directors adopted the Digital Theater Systems, Inc. Performance Incentive Plan (the “PIP”) on March 22, 2005, to be effective on January 1, 2005, subject to stockholder approval. The purposes of the PIP are to motivate key employees to perform to the best of their abilities by tying compensation to performance, and to encourage an employee focus on the Company’s long-term objectives. Awards under the PIP, in the form of restricted stock, will generally be made at the end of each performance period. There will be no separate or new share reserve for the PIP. All PIP awards shall be made from the share pool of the Company’s 2003 Equity Incentive Plan.

We are asking stockholders to approve adoption of the PIP so compensation recognized by participants under the PIP will be fully deductible by the Company. Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. The Company can deduct compensation in excess of that amount if the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code.

For compensation paid under the PIP to qualify as “performance-based compensation,” the provisions of the PIP must meet certain requirements (as described below), and our stockholders must approve the PIP. If these requirements are met, the Company should be able to receive a federal income tax deduction for compensation recognized under the PIP.

Below is a summary of the principal provisions of the PIP. We have attached the PIP as Appendix B to this proxy statement. The following description of the PIP is qualified in its entirety by reference to that Appendix.

Administration; Limitation.   The Compensation Committee will administer the PIP. Subject to the terms of the PIP, the Compensation Committee has the sole discretion to determine who will receive awards, to determine the amounts, terms and conditions of each award and to construe and interpret the terms and conditions of the PIP. However, no participant may receive an award of more than 200,000 shares under the PIP for any performance period.

Eligibility.   Participation in the PIP is at the discretion of the Compensation Committee. In selecting participants for the PIP, the Compensation Committee will generally choose those employees who the Committee believes are most likely to make significant contributions to the Company’s success. The actual participants, and the number thereof, cannot be determined in advance because eligibility for participation is in the discretion of the Compensation Committee.

PIP Awards.   The Compensation Committee will determine the measurement periods under the PIP for measuring participant performance. The Compensation Committee will establish for each measurement Period (i) the participants for each measurement Period, (ii) the Performance Goals, based on business criteria, and the target levels of performance for each participant, and (iii) a payout formula or matrix for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance goals may be based on one or more of the following business criteria: Return on equity, total capital, assets, sales or invested capital, shareholder return, growth of revenue, operating income or net income, efficiency ratio, net operating expense, net income or operating income, in aggregate or per share, EBITDA, free cash flow generation, ratio of nonperforming assets to total assets, customer service, or individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the financial performance of the Company or a specific division or affiliate. The goals and objectives shall also be derived from and consistent with the operating plan of the Company, division or affiliate for the particular year to which the participant’s performance is measured.

The Compensation Committee may set measurement periods and performance goals that differ from participant to participant and from measurement period to measurement period. Following each measurement period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award made to any participant below that otherwise called for under the applicable formula or matrix. Awards under the PIP are payable in the form of restricted stock grants from the pool of the Company’s 2003 Equity Incentive Plan.

PIP Benefits.   Since awards under the PIP will be determined by comparing actual performance to the performance goals established by the Compensation Committee, it is not possible to predict the awards that will be made under the PIP for any measurement period.

PIP Amendments.   The Compensation Committee may amend or terminate the PIP at any time and for any reason. In order to maintain the PIP’s qualification under Section 162(m), certain material amendments of the PIP will require stockholder approval.

A participant who receives an award in the form of restricted stock under the PIP will not have taxable income upon receiving the award, unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares.

The Company generally will be entitled to a tax deduction in connection with an award under the PIP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income.

As discussed above, under Section 162(m) of the Internal Revenue Code, the Company is not entitled to a deduction for certain executive compensation in excess of $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m) of the Code. If stockholders approve the PIP, compensation payable under the PIP is expected to qualify as “performance-based compensation” and should be fully deductible by the Company. If stockholders do not approve the PIP, no awards will be made under this PIP to the Company’s Chief Executive Officer and to each of its next four most highly compensated executive officers.

The board of directors recommends a vote FOR the proposal to adopt the Digital Theater Systems, Inc. Performance Incentive Plan. The affirmative vote of a majority of the shares of common stock of the Company represented in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal will be required to adopt the Digital Theater Systems, Inc. Performance Incentive Plan.

GOVERNANCE OF THE COMPANY

Pursuant to the Delaware General Corporation Law and the Company’s by-laws, Digital Theater System, Inc.’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board—Messrs. Agin, Fischer, Friedman, Kirchner, McElwee, Slusser and Stone. Mr. Friedman’s term as one of the Company’s directors will expire at the Annual Meeting, and he has decided not to stand for re-election at the Annual Meeting.

The Board has three standing committees:

•       The Audit Committee, the current members of which are Joerg Agin, Joseph Fischer and Ronald Stone;

•       The Compensation Committee, the current members of which are Joerg Agin, Steven Friedman and James McElwee; and

•       The Nominating/Corporate Governance Committee, the current members of which are Joerg Agin, Joseph Fischer and James McElwee.

Messrs. Agin, Fischer, Friedman, McElwee and Stone are not, and have never been, employees of our Company or any of our subsidiaries and the Board has determined that each of these directors is independent according to the requirements regarding director independence set forth under applicable rules of the National Association of Securities Dealers, Inc. (each, an “Independent Director”).

The Board has adopted a charter for each of the three standing committees. The Board has also adopted a code of ethics that applies to our principal executive officer, principal financial officer and controller and a code of conduct that applies to all of our employees, officers and directors. You can find links to these materials on our website at www.dtsonline.com under “Investor Relations.” The information on our website is not incorporated by reference in this Proxy Statement.

During fiscal 2004, the Board held eight meetings and the three standing committees held a total of 20 meetings. Each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director, and (ii) the total number of meetings of all committees of the Board on which he served during the period that he served. Although the Company has no formal policy regarding director attendance at annual meetings, it does expect all members of the Board, other than Mr. Friedman, whose term of office expires at the Annual Meeting, to attend the 2005 Annual Meeting. All members of the Board attended the 2004 Annual Meeting.

Audit Committee

The audit committee consists of Independent Directors. The audit committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The audit committee charter is attached as Appendix A to this Proxy Statement. The audit committee reviews and monitors our financial statements and accounting practices, appoints, determines funding for, and oversees our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. Mr. Fischer chairs the Audit Committee. The audit committee met 11 times during fiscal 2004.

Audit Committee Financial Expert.   The Board has determined that the Chairman of the committee, Mr. Fischer, is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K and “independent” under applicable NASD rules.

Compensation Committee

The compensation committee consists of Independent Directors. The compensation committee makes decisions and recommendations regarding salaries, benefits, and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2003 Equity Incentive Plan. Mr. McElwee is chairman of the compensation committee. The compensation committee met five times during fiscal 2004.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of Independent Directors. Mr. Agin chairs the nominating/corporate governance committee. The nominating/corporate governance committee met four times during fiscal 2004. The nominating/corporate governance committee assists the Board of Directors in fulfilling its responsibilities by:

•       identifying and approving individuals qualified to serve as members of our Board of Directors;

•       selecting director nominees for our annual meetings of stockholders;

•       overseeing and administering the Board’s evaluation of its performance; and

•       developing and recommending to our Board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

The Board believes that directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company business. When considering candidates for director, the nominating/corporate governance committee takes into account a number of factors, including the following:

•       independence from management;

•       age, gender and ethnic background;

•       whether the candidate has relevant business experience;

•       judgment, skill, integrity and reputation;

•       existing commitments to other businesses;

•       potential conflicts of interest with other pursuits;

•       legal considerations such as antitrust issues;

•       corporate governance background;

•       financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;

•       executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and

•       the size and composition of the existing Board.

Before nominating a sitting director for re-election at an annual meeting, the committee will consider:

•       the director’s performance on the Board; and

•       whether the director’s re-election would be consistent with the Company’s governance guidelines.

The nominating/corporate governance committee will also consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company’s corporate Secretary and include the following information:

•       a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•       the name of and contact information for the candidate;

•       a statement of the candidate’s business and educational experience;

•       information regarding each of the director evaluation criteria established from time to time by the nominating/corporate governance committee and disclosed in the Company’s annual proxy statements sufficient to enable the committee to evaluate the candidate;

•       a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•       detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•       a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Stockholder Communications with Directors and Management

Any stockholder who desires to contact any member of our Board of Directors or management can write to:

Digital Theater Systems, Inc.
Attn: Stockholder Relations
5171 Clareton Drive
Agoura Hills, CA 91301

Your letter should indicate that you are a DTS stockholder. Depending on the subject matter, our stockholder relations personnel will:

•       forward the communications to the director or directors to whom it is addressed;

•       forward the communications to the appropriate management personnel;

•       attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock-related matter; or

•       not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation of Directors

Except that our audit committee chair receives an annual retainer of $20,000, we currently pay our non-employee directors the following fees related to their service on our Board of Directors:

•annual retainer	$10,000
•per board meeting	$2,000
•per committee meeting	$1,000

We intend to promptly reimburse all Independent Directors for reasonable expenses incurred to attend meetings of our Board of Directors or its committees. In addition, our 2003 Equity Incentive Plan (the “2003 Plan”) provides for automatic grants of stock options to our non-employee directors in order to provide them with additional incentives and, thereby promote the success of our business. The 2003 Plan provides for an initial, automatic grant of an option to purchase 7,500 shares of our Common Stock to each newly elected or appointed non-employee director. The 2003 Plan also provides for an annual grant of an option to purchase 3,750 shares of our Common Stock to each non-employee director within 30 days after the date of each annual meeting of the stockholders. However, a non-employee director granted an initial option on, or within a period of six months prior to, the date of an annual meeting of stockholders will not be granted an annual option with respect to that annual stockholders’ meeting. Each initial and annual option will have an exercise price equal to the fair market value of a share of our Common Stock on the date of grant and will have a term of ten years. The initial options granted to newly elected or appointed non-employee directors will vest and become exercisable in 24 equal installments on each monthly anniversary of the date of grant of the option for so long as the non-employee director continuously remains a director of, or a consultant to, our Company. The 3,750 share option grants made on an annual basis will vest and become exercisable in 12 equal installments on each monthly anniversary of the date of the grant of the option for so long as the non-employee director continuously remains a director of, or a consultant to, our Company. All automatic non-employee director options granted under the 2003 Plan will be non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director’s termination of service, except in the case of death in which event the director’s estate shall have one year from the date of death to exercise the option. However, in no event shall any option granted to a director be exercisable later than the expiration of the option’s term. In the event of our merger with another corporation or another change of control, all automatic non-employee director options will become fully vested and exercisable.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers and significant employees.

Name	Age	Position(s)
Jon E. Kirchner	37	President and Chief Executive Officer, Director
Melvin L. Flanigan	46	Executive Vice President, Finance and Chief Financial Officer
Andrea M. Nee	46	Executive Vice President, Operations
Blake A. Welcher	43	Executive Vice President, Legal and General Counsel
Donald M. Bird, Jr.	52	Senior Vice President, Cinema
W. Paul Smith	41	Senior Vice President, Research and Development
Patrick J. Watson	44	Senior Vice President, Strategy and Business Development
Jan C. Wissmuller	56	Senior Vice President, Engineering and Product Development
Brian D. Towne	40	Vice President, Consumer/Pro Audio

Jon E. Kirchner has served as our President and Chief Executive Officer since September 2001, and as a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of capacities. From April 2000 to September 2001, he was our President and Chief Operating Officer. From September 1998 to April 2000, he served as our Executive Vice President of Operations, and from March 1996 to September 1998, he was our Vice President of Finance and Business Development. Mr. Kirchner has also served as our Director of International Operations and Controller. Prior to joining us, Mr. Kirchner worked for the Dispute Analysis and Corporate Recovery and Audit Groups of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on financial and operational restructuring, business turnaround, market positioning, and valuation issues. Mr. Kirchner has experience in a variety of industries including entertainment, high technology, manufacturing, distribution, and transportation. He is a Certified Public Accountant and received a B.A. in Economics, Cum Laude, from Claremont McKenna College.

Melvin L. Flanigan has served as our Executive Vice President, Finance and Chief Financial Officer since September 2003. Prior to that, he served as our Vice President and Chief Financial Officer since joining us in July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray’s manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of ITinfrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP. He is a Certified Public Accountant and holds an M.B.A. and B.S. in Accounting from Santa Clara University.

Andrea M. Nee has served as our Executive Vice President, Operations since September 2003. From October 2001 to September 2003, Ms. Nee served as our Vice President of Operations and, from October 1997 to October 2001, as our Vice President and General Manager of our Theatrical business, where she oversaw the day-to-day operations of that business. Ms. Nee first joined us in 1993 as Director of Operations and Post Production. Before joining us, Ms. Nee worked as Senior Financial Analyst with PTI Technologies, a provider of filtration products and services. She also previously held positions with Northrop Grumman, a provider of defense and warfighting systems, and Litton Data Systems, a global defense electronics company. Ms. Nee has a B.A. in Public Administration from San Diego State University.

Blake A. Welcher has served as our Executive Vice President, Legal and General Counsel since September 2003 and, prior to that, as our Vice President and General Counsel since February 2000. From April 1999 to February 2000, Mr. Welcher served as our General Counsel, Intellectual Property, where he was responsible for the Company’s intellectual property assets and licensing. Prior to joining us, from April 1997 to April 1999, Mr. Welcher served as an intellectual property attorney for Koppel & Jacobs, where he provided intellectual property support and counsel for clients in the electrical, mechanical, and entertainment industries. Previously, he served in the same capacity for the Cabot Corporation, a global specialty chemicals company. Mr. Welcher holds a J.D. and Masters of Intellectual Property from the Franklin Pierce Law Center and a B.S. in Aeronautical Engineering from California Polytechnic State University.

Donald M. Bird, Jr. has served as our Senior Vice President, Cinema since November 2004. From November 2003 to November 2004, Mr. Bird served as our Vice President of Marketing, where he was responsible for providing oversight of marketing and branding activities for all areas of our Company. Prior to joining us, from October 2000 to November 2003, Mr. Bird served as Vice President, Sales & Marketing for Avica Technology Corp., a digital cinema technology company, and from August 1988 to October 2000, he served in various roles culminating as Vice President of Corporate Strategy for 360 Systems, a company specializing in digital audio and video products for the broadcast market. Mr. Bird guided several entrepreneurial firms to market leadership positions and held key roles in driving industry-wide technology conversions in electronic music, broadcast audio, video and film postproduction, and conversion of motion picture distribution and exhibition technologies from film to digital cinema. Mr. Bird has more than 20 years experience in the development and marketing of sophisticated technical products for the entertainment industry.

W. Paul Smith has served as our Senior Vice President, Research and Development since September 2003 and, prior to that, as our Vice President of Research and Development since October 2000. From 1995 through October 2000, Mr. Smith served as our Director of Research and Development. Prior to joining us in 1995, Mr. Smith worked for AlgoRhythmic Technology, Ltd. (ART), a start-up venture formed to develop a range of coding and transmission products for the professional audio industry. Prior to ART, Mr. Smith served as Manager of Research and Development for Audio Processing Technology Ltd., a provider of digital audio compression technology. He holds three U.S. patents and several foreign counterparts in audio coding and has published several papers on the subject. Mr. Smith graduated with a First Class Honours degree in Electronic Engineering from Queen’s University in Belfast, Northern Ireland. Thereafter, he was involved in post-graduate collaborative research with General Electric Corporation, a diversified technology and services company, on the simulation and analysis of quaternary alloy semiconductors.

Patrick J. Watson has served as our Senior Vice President, Strategy and Business Development since September 2003. From February 2000 to September 2003, Mr. Watson served as our Vice President of Business Development and, from February 1997 to January 2000, as our Director of Technical Sales, where he led the penetration of our technology in the consumer electronics home theater market, as well as the proliferation of our technology in new markets such as cars, personal computers, video games, and broadcast. Prior to joining us, Mr. Watson worked in technical sales for a number of firms focused on audio coding technology including Audio Processing Technology Ltd. and AlgoRhythmic Technology, Ltd. in Northern Ireland. He graduated from Ulster University in Northern Ireland with a degree in engineering and from Queens University in Belfast, Northern Ireland with a Masters in Electronics.

Jan C. Wissmuller has served as our Senior Vice President, Engineering and Product Development since September 2003. From July 2002 through September 2003, Mr. Wissmuller served as our Vice President of Engineering. Prior to joining us, from 1988 to July 2002, he had various roles at Lexicon, Inc., a digital audio processing equipment company, and he last served as its Vice President of Engineering. At Lexicon, he oversaw all aspects of engineering activities, including resource management, policy and process development, strategic planning, and technical consultation. Before joining Lexicon, Mr. Wissmuller held engineering and project management positions at Atex, Inc., an electronic pre-press company, and Analogic, Inc., a provider of medical imaging products and services. Mr. Wissmuller holds B.S. degrees in Physics and Humanities (Music) from Massachusetts Institute of Technology, a Masters in Music Composition from the University of Toronto, and a Ph.D. in Music Theory and Composition from Harvard University.

Brian D. Towne has served as our Vice President, Consumer/Pro Audio since he joined us in August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Fluent in Japanese, Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We have identified and described the business experience of each of our directors and executive officers who are subject to Section 16(a) of the Exchange Act elsewhere in this proxy statement.

Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2004 have been complied with in a timely manner except that Paul Smith filed a Form 4 on March 26, 2004 reporting a sale of 7,299 shares of Common Stock, which was due on February 26, 2004, and Brian D. Towne filed a Form 4 on June 21, 2004 reporting the acquisition of 10,000 options to purchase Common Stock, which was due on May 21, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of March 1, 2005 (or such other date as provided below), by:

•        each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Common Stock;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares(2)	Percentage Ownership(2)
Five Percent Stockholders
Brown Capital Management, Inc.(3)	2,506,290	14.67%
T. Rowe Price Associates, Inc.(4)	2,087,186	12.22
Baron Capital Group, Inc.(5)	1,332,691	7.80
Nordea Investment Management North America, Inc. on behalf of Nordea Investment Management Bank Denmark A/S(6)	1,240,859	7.26
Universal City Studios LLLP(7)	1,154,715	6.54
Burgundy Asset Management Ltd.(8)	1,145,952	6.71
Directors and Executive Officers
Jon E. Kirchner(9)	371,934	2.13
Dan E. Slusser(10)	161,850	*
Melvin L. Flanigan(11)	114,550	*
W. Paul Smith(12)	96,714	*
Patrick J. Watson(13)	74,036	*
Jan C. Wissmuller(14)	38,912	*
James B. McElwee(15)	26,184	*
Joseph A. Fischer(16)	10,099	*
Joerg D. Agin(17)	9,999	*
Steven M. Friedman(18)	9,999	*
Ronald N. Stone(19)	3,437	*
All directors and executive officers as a group (15 persons)(20)	1,146,032	6.29%

*       Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)   Unless otherwise indicated, the address for each individual listed below is: c/o Digital Theater Systems, Inc., 5171 Clareton Drive, Agoura Hills, California 91301.

(2)   Beneficial ownership is based on information furnished by the individuals or entities. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 1, 2005 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual or entity. Percentage ownership for each stockholder is based on 17,086,860 shares of our Common Stock outstanding as of March 1, 2005, together with the applicable option(s) and warrant(s) for that stockholder or group of stockholders.

(3)   Based upon a Schedule 13G filed February 9, 2005, containing information as of December 31, 2004. Brown Capital Management, Inc., beneficially owned 2,506,290 shares, with sole voting power over 1,168,670 shares and sole dispositive power over 2,506,290 shares. The address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland, 21202.

(4)   Based upon a Schedule 13G filed February 10, 2005 containing information as of December 31, 2004. T. Rowe Price Associates, Inc. beneficially owned 2,087,186 shares, with sole voting power over 820,186 shares and sole dispositive power over 2,087,186 shares. T. Rowe Price Associates, Inc. has stated that it expressly disclaims beneficial ownership of the shares that are the subject of its Schedule 13G filing. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(5)   Based upon a Schedule 13G filed February 15, 2005, containing information as of December 31, 2004, the following entities and persons beneficially owned in the aggregate 1,332,691 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Baron Capital Group, Inc.	1,332,691	—	1,332,691	—	1,332,691
BAMCO, Inc.	1,332,691	—	1,332,691	—	1,332,691
Baron Small Cap Fund	1,332,691	—	1,332,691	—	1,332,691
Ronald Baron	1,332,691	—	1,332,691	—	1,332,691

The address for Baron Capital Group, Inc. is 767 Fifth Avenue, New York, New York, 10153.

(6)   Based upon a Schedule 13G filed by Nordea Investment Management North America, Inc., on behalf of Nordea Investment Management Bank Denmark A/S, or Nordea, March 5, 2004 containing information as of February 15, 2004. Nordea beneficially owned 1,240,859 shares, with shared voting power over 1,240,859 shares and sole dispositive power over 1,240,859 shares. The address for Nordea is 437 Madison Avenue, 22nd Floor, New York, New York, 10022.

(7)   Based on a Schedule 13G filed February 13, 2004, containing information as of December 31, 2003, the following entities and persons beneficially owned in the aggregate 1,154,715 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Universal City Studios LLLP	1,154,715	—	1,154,715	—	1,154,715
Vivendi Universal Entertainment LLLP	1,154,715	—	1,154,715	—	1,154,715
Vivendi Universal S.A.	1,154,715	—	1,154,715	—	1,154,715

Includes a warrant to purchase 574,825 shares of Common Stock that is currently exercisable. The address for Universal City Studios LLLP and Vivendi Universal Entertainment LLLP is 100 University City Plaza, Universal City, California, 91608. The address for Vivendi Universal S.A. is 42 avenue de Friedland, 75380 Paris, Cedex 08, France.

(8)   Based upon a Schedule 13G filed February 11, 2005 containing information as of December 31, 2004. Burgundy Asset Management Ltd., beneficially owned 1,145,952 shares, with sole voting power over 1,145,952 shares and sole dispositive power over 1,145,952 shares. The address for Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(9)   Includes a warrant to purchase 7,018 shares of Common Stock that is currently exercisable and 360,361 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(10)   Includes 159,978 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(11)   Includes 112,341 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(12)   Includes 96,496 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(13)   Includes 73,870 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(14)   Includes 38,750 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(15)   Includes 9,999 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(16)   Includes 9,999 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(17)   Consists of 9,999 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(18)   Consists of 9,999 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(19)   Consists of 3,437 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

(20)   Includes 1,133,671 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2004 about our equity compensation plans, including our 1997 Stock Option Plan, 2002 Stock Option Plan, 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,804,071	$10.15	724,792 (1)
Equity compensation plans not approved by security holders	—	—	—
Totals	1,804,071	$10.15	724,792

(1)   Consists of shares available for future issuance under our 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan. As of December 31, 2004, an aggregate of 299,920 shares of Common Stock were available for issuance under the 2003 Equity Incentive Plan and 424,872 shares of Common Stock were available for issuance under the 2003 Employee Stock Purchase Plan. The 2003 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2013, subject to certain limitations, by a number of shares equal to the least of: 1) four percent of the number of shares issued and outstanding on the immediately preceding December 31, 2) 1,500,000 shares, or 3) a number of shares set by the Board of Directors. The 2003 Employee Stock Purchase Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2013, subject to certain limitations, by a number of shares equal to the least of: 1) 500,000 shares, 2) one percent of the number of shares of all classes of Common Stock of the Company outstanding on that date, or 3) a lesser amount determined by the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned during the years ended December 31, 2002, 2003 and 2004 by our Chief Executive Officer and our four other most highly compensated executives whose total compensation exceeded $100,000 in the year ended December 31, 2004. These five officers are referred to as the named executive officers in this proxy statement. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position(s)	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options		All Other Compensation ($)
Jon E. Kirchner	2004	325,000		81,250		—		50,000		6,102	(2)
President and Chief Executive	2003	286,539		160,000		—		—		6,102	(2)
Officer	2002	236,538		115,000		13,054	(3)	465,000	(4)	5,602	(2)
W. Paul Smith	2004	201,605	(5)	87,357	(6)	—		20,000		7,044	(7)
Senior Vice President, Research	2003	175,003	(5)	—		—		—		5,005	(7)
and Development	2002	160,153	(5)	51,333		—		115,000	(8)	1,409	(9)
Patrick J. Watson	2004	160,000		115,000		6,000	(10)	10,000		4,768	(2)
Senior Vice President, Strategy	2003	152,308		—		6,000	(10)	—		5,602	(2)
and Business Development	2002	150,000		75,000		6,000	(10)	115,000	(11)	102	(2)
Jan C. Wissmuller	2004	185,000		75,000		—		20,000		4,101	(2)
Senior Vice President,	2003	179,769		—		19,870	(12)	—		2,606	(2)
Engineering and Product	2002	84,135		20,000		—		25,000		102	(2)
Development
Melvin L. Flanigan	2004	215,000		26,000		—		30,000		5,371	(2)
Executive Vice President, Finance	2003	203,461		80,000		—		—		5,371	(2)
and Chief Financial Officer	2002	180,769		60,000		—		115,500	(13)	5,602	(2)

(1)          Does not include perquisites paid to any of the listed executives that did not exceed the lesser of $50,000 or 10% of the executives’ annual salary and bonus.

(2)          Includes a $102 premium paid by us for a life insurance policy for the benefit of the officer. There is no cash surrender value under the policy. The remainder, if any, consists of a 401(k) plan matching contribution.

(3)          Represents payment made for reimbursement of taxes.

(4)          Includes options to purchase an aggregate of 110,000 shares of our Common Stock that were issued on September 30, 2002 in replacement of options to purchase the same number of shares that were cancelled on March 15, 2002.

(5)          Reflects salary amounts paid in British pounds sterling (GBP), converted to United States dollars (USD) using the average yearly exchange rate in effect for each of the years ended December 31, 2002, 2003 and 2004, respectively.

(6)          Reflects bonus amounts paid in British pounds sterling (GBP), converted to United States dollars (USD) using the average daily exchange rate in effect on the date such bonus amounts were paid.

(7)          Represents premium paid by us for a life insurance policy for the benefit of the officer and Company’s Pension contribution. There is no cash surrender value under the life insurance policy.

(8)          Includes options to purchase an aggregate of 40,000 shares of our Common Stock that were issued on September 30, 2002 in replacement of options to purchase the same number of shares that were cancelled on March 15, 2002.

(9)          Represents premium paid by us for a life insurance policy for the benefit of the officer. There is no cash surrender value under the policy.

(10)   Represents a $6,000 annual allowance for certain automobile expenses.

(11)   Includes options to purchase an aggregate of 20,000 shares of our Common Stock that were issued on September 30, 2002 in replacement of options to purchase the same number of shares that were cancelled on March 15, 2002.

(12)   Represents reimbursed relocation expenses.

(13)   Includes options to purchase an aggregate of 30,000 shares of our Common Stock that were issued on September 30, 2002 in replacement of options to purchase the same number of shares that were cancelled on March 15, 2002.

Option Grants in 2004

The following table sets forth, for the year ended December 31, 2004, information regarding options granted to each of our named executive officers, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock. No stock appreciation rights were granted to the named executive officers during 2004. Each of the options listed below are immediately exercisable, but shares purchased under such option are subject to repurchase by the Company at the option exercise price, upon the officer’s termination of service to the Company prior to vesting. 25% of the option shares vest on the first anniversary of the grant date with the remaining option shares vesting in three equal annual installments thereafter. The percentage of total options is based on options to purchase an aggregate of 571,499 shares of our Common Stock granted during 2004 under our 2003 Equity Incentive Plan.

					Potential Realizable
	Number of	Percentage of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options	Employees in	Exercise Price	Expiration	for Option Term(2)
Name	Granted (#)	Fiscal Year (%)	per Share ($)	Date	5%	10%
Jon E. Kirchner	48,400 (1)	8.469%	$23.55	1/5/2014	$716,804	$1,816,452
	1,600 (1)	0.280	23.55	1/5/2014	23,696	60,048
W. Paul Smith	13,736	2.404	23.55	1/5/2014	203,430	515,512
	6,264	1.096	23.55	1/5/2014	92,770	235,087
Patrick J. Watson	10,000	1.750	23.55	1/5/2014	148,100	375,300
Jan C. Wissmuller	15,900	2.782	23.55	1/5/2014	235,479	596,727
	4,100	0.717	23.55	1/5/2014	60,721	153,873
Melvin L. Flanigan	13,280	2.324	23.55	1/5/2014	196,677	498,398
	16,720	2.926	23.55	1/5/2014	247,623	627,502

(1)    To the extent not already vested and exercisable, these options will vest on an accelerated basis and become exercisable in the event of our liquidation or dissolution or a merger or consolidation in which we are not the surviving corporation or upon the sale of substantially all of our assets.

(2)    The closing market price per share of our Common Stock on the date of the grant, January 6, 2004, was equal to the exercise price of $23.55. The options have a ten year term.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

The following table shows information concerning options to purchase shares of our Common Stock that were exercised by the named executive officers during fiscal year 2004 and the number and value of unexercised in-the-money options held by each of the named executive officers at December 31, 2004. The fiscal year-end value of unexercised in-the-money options listed below has been calculated on the basis of the closing sale price of our Common Stock as of December 31, 2004, less the applicable exercise price per share, multiplied by the number of shares underlying such options. The closing price of our Common Stock on December 31, 2004 was $20.13 per share. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Securities Underlying Unexercised		Value of Unexercised In- The-Money Options at
	Shares		Options at		December 31, 2004
	Acquired on	Value	December 31, 2004		Exercisable	Unexercisable
Name	Exercise	Realized ($)	Exercisable	Unexercisable	($)	($)
Jon E. Kirchner	34,226	791,689	132,861	227,500	2,538,974	3,392,025
W. Paul Smith	32,472	738,144	45,028	57,500	860,485	716,625
Patrick J. Watson	27,246	560,256	16,370	57,500	312,831	907,725
Jan C. Wissmuller	—	—	6,250	32,500	119,438	238,875
Melvin L. Flanigan	4,100	97,177	39,591	72,750	756,584	816,953

Employment and Change of Control Arrangements

We entered into an employment agreement with Jon E. Kirchner to serve as our President and Chief Executive Officer and a member of our Board of Directors. This agreement provides for a term of 18 months, which automatically renews on a daily basis until terminated in accordance with its provisions. Under this agreement, if Mr. Kirchner’s employment is terminated without cause, or is constructively terminated, we are required to pay his salary for a period of 18 months and all of his options will immediately vest in full. Mr. Kirchner’s current annual salary is $325,000. In addition, in the event of a change of control or sale of our Company, all of Mr. Kirchner’s stock options will immediately vest in full. A constructive termination includes Mr. Kirchner’s removal from his position as President and Chief Executive Officer and a member of our Board of Directors or any material change by us in his functions, duties, or responsibilities, without his consent or other than for cause; a material non-voluntary reduction in his base salary and eligibility for bonus amounts; or a change of control or sale of our Company.

We entered into an employment agreement with W. Paul Smith to serve as Senior Vice President, Research and Development. This agreement provides for employment until terminated in accordance with its provisions. Under the agreement, if Mr. Smith’s employment is terminated without cause, we are required to pay his salary and continue his benefits for a period of 12 months following the termination. Mr. Smith’s current annual salary is $201,605. In addition, in such event, all of his stock options shall immediately vest in full.

We entered into an employment agreement with Patrick J. Watson to serve as Senior Vice President, Strategy and Business Development. This agreement provides for a term of 12 months, which automatically renews on a daily basis until terminated in accordance with its provisions. Under the agreement, if Mr. Watson’s employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 12 months following the termination. Mr. Watson’s current annual salary is $160,000. In addition, in such event, all of his stock options shall immediately vest in full.

We entered into an employment agreement with Jan C. Wissmuller to serve as Senior Vice President, Engineering and Product Development. This agreement provides for a term of 12 months, which automatically renews on a daily basis until terminated in accordance with its provisions. Under the agreement, if Dr. Wissmuller’s employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 12 months following the termination. Dr. Wissmuller’s current annual salary is $185,000. In addition, in such event, all of his stock options shall immediately vest in full.

We entered into an employment agreement with Melvin L. Flanigan to serve as Executive Vice President, Finance and Chief Financial Officer. This agreement provides for a term of 12 months, which automatically renews on a daily basis until terminated in accordance with its provisions. Under the agreement, if Mr. Flanigan’s employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 12 months following the termination. Mr. Flanigan’s current annual salary is $215,000. In addition, in such event, all of his stock options will immediately vest in full. A constructive termination includes: Mr. Flanigan’s removal from his position as Vice President and Chief Financial Officer or any material change by us in his functions, duties, or responsibilities, without his consent; or a material non-voluntary reduction in his base salary and eligibility for bonus amounts.

The compensation committee, as plan administrator of our 2003 Equity Incentive Plan (“2003 Plan”), has the authority to grant options, stock appreciation rights (“SARs”), and stock awards and to structure repurchase rights under that plan so that the shares subject to those options, SARs, and stock awards will immediately vest, or the repurchase rights will terminate, in the event that they are not assumed or substituted in connection with a change in control, whether by merger, asset sale, successful tender offer for more than 50% of our outstanding voting stock, or by a change in the majority of the Board by reason of one or more contested elections for Board membership. Vesting or the termination of repurchase rights will occur either at the time of the change in control or, if the options, SARs, or stock awards are assumed or substituted, then vesting or the termination of repurchase rights may occur upon the subsequent involuntary termination of the individual’s service within a designated period not to exceed 18 months following the change in control.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings made by the Company under those statues, the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Joerg Agin, Steven Friedman and James McElwee. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. In addition, prior to our initial public offering in 2003, Dan Slusser served on the compensation committee. Mr. Slusser is Chairman of the Board and served as Chief Executive Officer and Vice Chairman of the Board from April 1997 to September 2001. There are no interlocking relationships between any our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand, nor has any such interlocking relationships existed in the past.

Relationship with Universal City Studios LLLP

During 2004, we sold equipment and provided services to Universal City Studios for approximately $648,000. Universal City Studios LLLP owns in excess of 5% of our Common Stock. The consideration paid by Universal City Studios for technology and trademarks licensed, equipment sold, and services rendered by us is comparable to amounts that would be paid in an arms-length transaction. We expect to continue to sell equipment and provide services to Universal City Studios in the normal course of our business.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our Common Stock to that of the NASDAQ Market Index and the Russell 2000® Index from July 10, 2003 (the date our Common Stock began to trade publicly) through December 31, 2004, the date of our fiscal year end. The graph assumes that a $100 investment was made at the close of trading on July 10, 2003 in our Common Stock and in each index, and that dividends, if any, were reinvested. The stock price performance shown on the graph below should not be considered indicative of future price performance.

	July 10, 2003	December 31, 2003	December 31, 2004
Digital Theater Systems, Inc.	$100.00	$99.08	$80.78
Russell 2000 Index	100.00	124.21	145.94
NASDAQ Market Index	100.00	123.75	134.15

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent auditors, and evaluates policies and procedures relating to internal control systems. We operate under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dtsonline.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role in which we provide advice, counsel and direction to management and the auditors on the basis of the information we receive, discussions with management and the auditors, and our experience in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In fulfilling our oversight responsibilities, the Audit Committee has reviewed Digital Theater Systems’ audited financial statements as of and for the fiscal year ended December 31, 2004, and met with both management and PricewaterhouseCoopers LLP, Digital Theater Systems’ independent auditors, to discuss those financial statements. This review included a discussion on the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We have also received from and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We have also discussed with the independent auditors the auditors’ independence from Digital Theater Systems and its management.

Based on the review and discussions referred to above in this report, we recommended to the Board of Directors that the audited financial statements be included in Digital Theater Systems’ Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

In addition to the matters specified above, we discussed with the Company’s independent auditors the overall scope, plans and estimated costs of their audit. We met with the independent auditors periodically, with and without management present, to discuss the results of the independent auditors’ examinations, the overall quality of the Company’s financial reporting and the independent auditors’ reviews of the quarterly financial statements, and drafts of the quarterly and annual reports. The Audit Committee conducted 11 meetings with management and the independent auditors in fiscal 2004.

Joseph A. Fischer (Chair)

Joerg D. Agin

Ronald Stone

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

One of the functions of the Compensation Committee of the Board is to develop and periodically review compensation policies and practices applicable to our executive officers, including the criteria upon which executive compensation is determined and the components of compensation. In this capacity, the Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s (CEO) compensation, evaluates the CEO’s performance in light of these goals and objectives, and fixes the CEO’s compensation based on this evaluation. The Committee also determines the compensation for the other executive officers. The Committee oversees the employment agreements for the CEO and other executive officers and the administration of the Company’s stock option and equity incentive plans. The Committee may seek the advice of independent consultants and counsel in carrying out its responsibilities.

Compensation Philosophy

Our philosophy in setting compensation policies for executive officers is closely aligned with the long-term interest of stockholders and with the Company’s corporate goals and strategies. The Committee sets compensation policies applicable to our executive officers, including the CEO, and evaluates the performance of such officers. The Committee believes that executive compensation should be directly linked to corporate performance and accomplishments that increase stockholder value. To emphasize our philosophy, the Committee adopted the following guidelines as a foundation for decisions that affect the levels of executive compensation:

•       provide a competitive total compensation package that enables us to attract, motivate and retain key executive talent;

•       align all pay programs with our annual goals and long-term business strategies and objectives;

•       provide variable compensation opportunities that are directly linked to the performance of the officers and their impact on improving stockholder value; and

•       provide significant performance-based criteria related to long-term stockholder value balancing superior performance and risk.

Components of Executive Compensation

The Committee focuses primarily on the following three components in forming the total compensation package for our executive officers: base salary, annual incentive bonus, and long-term incentives. The Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for operational success, and that long-term compensation through the award of stock options aligns the objectives of management with those of our stockholders with respect to long-term performance and success.

Base Salary and Variable Compensation

The Committee intends to compensate our executive officers, including the CEO, competitively within our industry and with respect to other companies with whom we compete for executive talent. In determining compensation levels for executive officers, the Committee formally and informally gathers relevant market data on industry compensation, inflation data and survey data from independent sources and the Company’s management. Our goal has been to provide cash compensation to our executive officers around median compensation levels for similar positions in related industries.

In making specific compensation decisions the Committee also evaluated each executive officer’s performance and potential to enhance long-term stockholder value. In determining the amount and mix of compensation elements for each executive officer the Committee makes qualitative judgments rather than relying on rigid guidelines or formulas. Key factors affecting the Committee’s judgments included the nature and scope of the executive officers’ responsibilities and their effectiveness in leading our initiatives to achieve our annual goals and establish and execute our long-term business strategies and objectives.

Long-Term, Equity-Based Incentive Awards

The goal of the long-term, equity-based incentives that we award is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. The Committee determines the size of the long-term, equity-based incentives according to each executive’s position within the company and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In addition, the Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, and competitive total compensation targets for the individual’s position and level of contribution.

In 2004, we made option grants to each of our executive officers using the criteria described above. The Committee intends to use long-term, equity-based incentives in future years as part of overall compensation. These incentives may include option grants, restricted stock or other incentives intended to align compensation to increases in our stock price over the long-term. Option grants allow the executive officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options and restricted stock typically vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with the company. Accordingly, options granted will provide a return only if the executive officer remains with the company and only if the market price appreciates over the option term. We have not in the past granted restricted stock or other forms of long-term equity-based incentives, other than option grants but we are evaluating their use for future periods.

In early 2005 the Committee engaged the services of Compensia LLC to conduct a comprehensive Equity and Incentive Compensation Study to provide data and advice in setting competitive compensation packages for the CEO, other company executives and Company employees generally.

In determining the 2004 bonus compensation for the CEO and other executive officers we considered the annual financial performance of the Company relative to previously established goals, achievement of individual annual goals that had been established by the Committee for each executive officer, and individual and collective progress related to the Company’s strategic objectives.

The Committee met five times during 2004.

Compensation of the Chief Executive Officer

For 2004, we paid Mr. Kirchner $325,000 in salary, which remained unchanged during 2004. We also paid him a cash bonus of $81,250 for 2004. In determining the amount of Mr. Kirchner’s bonus, we considered the Company’s annual financial performance relative to pre-established goals, achievement of his annual goals, and the Company’s progress related to its strategic objectives. We considered this level of pay and bonus appropriate given these factors, his increased scope of responsibility as a result of the expansion of our business, and data on prevailing compensation levels in relevant markets for executive talent.

Submitted by the Compensation Committee of the Board of Directors
James B. McElwee (Chair)
Joerg D. Agin
Steven M. Friedman

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders that are intended to be presented at our 2006 annual meeting must be received by us no later than December 20, 2005 in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in our bylaws. In addition, the Proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 3, 2006. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend or, if no recommendation is given, according to their best judgment.

Appendix A

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of
Digital Theater Systems, Inc.
February 23, 2005

I.   Purpose

The primary function of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Digital Theater Systems, Inc. (the “Company”) is to oversee:  the accounting and financial reporting processes and the integrity of the Company’s financial statements; the annual audit of the financial statements, including the qualifications, independence and performance of the independent accountants; the effectiveness of the Company’s system of internal controls over financial reporting; and the Company’s tax, legal, regulatory and ethical compliance. The Committee shall also review and approve related-party transactions (as defined by applicable law, including Securities and Exchange Commission (SEC) and NASDAQ rules).

The Committee shall also perform the other specific responsibilities assigned to it in this Charter or by the Board.

Management of the Company is responsible for financial reporting, accounting integrity and the preparation of the financial statements of the Company in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily including some amounts based on management’s estimates and judgments. The independent accountants are responsible for expressing an opinion on the conformity of the financial statements, in all material respects, with accounting principles generally accepted in the United States of America. Nothing in this charter shall be interpreted as making the Committee or any member of the Committee responsible for the financial statements of the Company or the audit of the financial statements of the Company.

II.   Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, shall not own or control 20% or more of the Company’s voting securities, and shall meet the independence and financial literacy requirements of NASDAQ. At least one member of the Committee shall be a “financial expert,” as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

III.   Meetings

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee has the right to set its own agenda. The quarterly meetings shall include separate executive sessions with management, the independent accountants and the internal auditors to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately. The Committee shall maintain minutes of each meeting, shall report on a regular basis its activities to the Board and shall make such recommendations to the Board, as it deems appropriate.

IV.   Responsibilities

The Committee is charged by the Board with the responsibility to:

1.                Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2.                Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3.                Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4.                Instruct the independent auditor and the internal auditor to advise the Committee if there are any subjects that require special attention.

5.                Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

6.                Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal controls, including any special steps adopted in light of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting identified during the course of the annual audit, and the adequacy of disclosures about changes in internal control over financial reporting; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the Commission; and the appropriateness of the presentation of any pro forma financial information or non-GAAP financial measures included in any report filed with the Commission or in any public disclosure or release.

7.                Review and discuss with management and the independent auditor management’s report on internal control over financial reporting, and the independent auditor’s audit of the effectiveness of the Company’s internal control over financial reporting and its attestation report, prior to the filing of the Form 10-K.

8.                Review the management letter delivered by the independent auditor in connection with the audit.

9.                Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

10.         Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to a member of the Committee that is a financial expert.

11.         Meet at least once each year in separate executive sessions with management, the internal auditor and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

12.         Have such direct and indirect interaction with management, including the Company’s chief financial officer and chief accounting officer, the independent auditor and the internal auditor as the Committee deems appropriate to discuss, among other things, the concept and design of the Company’s information and reporting systems and the steps management has taken to address significant issues concerning those matters, and significant financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures.

13.         Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor or management.

14.         Review the scope and results of internal audits.

15.         Evaluate the performance of the internal auditor and, if so determined by the Committee, recommend replacement of the internal auditor.

16.         Obtain and review periodic reports on the internal auditor’s significant recommendations to management and management’s responses.

17.         Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

18.         Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

19.         At least annually, evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

20.         Prepare the Committee report required by the Regulations to be included in the Company’s annual proxy statement.

21.         Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.         Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may delegate to a designated member or members of the Committee the authority to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

23.         Review and approve, where appropriate, all related-party transactions.

V.   Authority

By adopting this Charter, the Board delegates to the Committee full and exclusive authority to:

1.                Perform each of the responsibilities of the Committee described above.

2.                Appoint a chair of the Committee, unless a chair is designated by the Board.

3.                Engage independent counsel and other advisers as the committee determines necessary to carry out its responsibilities.

4.                Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee.

5.                Obtain advice and assistance from internal legal or other advisors.

Appendix B

DIGITAL THEATER SYSTEMS, INC. 2005 PERFORMANCE INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2005

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Digital Theater Systems, Inc. (“Company”) hereby adopts this 2005 Performance Incentive Plan (“Plan”), effective for measurement periods beginning on or after January 1, 2005, subject to stockholder approval as described in Item 4 above.

1.     Purpose.   The purpose of the Plan is to provide performance-based incentive compensation in the form of restricted stock to executive officers and senior management of the Company and any affiliates which might subsequently adopt the Plan. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2.     Administration.   The Plan has been established by, and shall be administered by, the Compensation Committee. The Compensation Committee is composed solely of 2 or more outside directors as defined in Section 162(m) and, therefore, qualifies as an independent compensation committee under Section 162(m).

3.     Stockholder Approval.   The Plan shall be effective if, and only if, the Company’s stockholders, by a majority of the votes considered present or represented and entitled to vote with respect to this matter, approve the material terms of the Plan, specifically, the employees eligible to receive compensation under the Plan; the business criteria on which the performance goals may be based; and the maximum amount of compensation that may be paid to any employee under the Plan in any year. No award will be paid under the Plan until after this approval is obtained. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, the material terms of the Plan shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan.

4.     Participants.   For each measurement period (which may but need not be a fiscal year), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.

Eligible Employees.   Persons who are eligible to participate in the Plan are all members of senior management of the Company and its affiliates. For purposes of the Plan, senior management is defined as any officer who is subject to the reporting rules of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible for the Plan by the Compensation Committee in its discretion.

Employment Criteria.   In general, to participate in the Plan an eligible employee must be continuously employed by the Company or an affiliate for the entire measurement period. The foregoing notwithstanding: (i) if an otherwise eligible employee joins the Company or an affiliate during the measurement period, the Compensation Committee may, in its discretion, add the employee to the Plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability, termination of employment (as determined in the discretion of the Compensation Committee), the employee shall be paid a pro-rata portion of the compensation, if any, that otherwise would have been payable under the Plan, unless the Committee determines in its sole discretion that payment is not appropriate. If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant’s payment on a pro-rata basis.

All determinations under the Plan, including those related to interpretation of the Plan, eligibility or the payment or pro-ration of any payment shall be made by the Compensation Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

5.     Awards.   The Compensation Committee shall determine the size and terms of an individual Award. Awards shall be made in restricted “Stock Awards” from the Company’s 2003 Equity Incentive Plan. The Stock Awards shall be granted and/or vested based upon the attainment of performance goals as set forth in Section 6.

6.     Business Criteria on Which Performance Goals Shall be Based.   The grant and/or vesting of Stock Awards under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria:

•       Return on equity, total capital, assets, sales or invested capital.

•       Shareholder return.

•       Growth of revenue, operating income or net income (with or without regard to impairment of goodwill).

•       Efficiency ratio (other expense as a percentage of other income plus net interest income), with or without regard to impairment of goodwill.

•       Net operating expense (other income less other expense) with or without regard to impairment of goodwill.

•       Net income or operating income with or without regard to impairment of goodwill, in aggregate or per share.

•       Earnings before interest, taxes, depreciation and amortization (“EBITDA”).

•       Free cash flow generation.

•       Ratio of nonperforming assets to total assets.

•       Customer service.

•       Individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the financial performance of the Company or a specific division or affiliate. The goals and objectives shall also be derived from and consistent with the operating plan of the Company, division or affiliate for the particular year to which the participant’s performance is measured.

7.     Establishing Performance Goals.   The Compensation Committee shall establish, for each measurement period: (a) the length of the measurement period; (b) the specific business criterion or criteria, or combination thereof, that will be used; (c) the specific performance targets that will be used for the selected business criterion or criteria; (d) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items; (e) the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets; (f) the eligible employees who will participate in the Plan for that measurement period; and (g) if applicable, the target amounts for each participant for the measurement period. The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain. The maximum award to any one participant in any one measurement period under the Plan shall not exceed 200,000 shares.

Unless otherwise specified by the Compensation Committee in its written determinations establishing the criteria for the particular measurement period, if the Company or its affiliates consummate one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a Triggering Acquisition, the measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the measurement period), and pro-rated payments shall be paid based on the degree of attainment of the performance goals during the shortened measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity’s operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of the Company and its affiliates and the acquired entity. (If either the Company and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.)

If an employee joins the Company or an affiliate during the measurement period and becomes an eligible employee pursuant to Paragraph 4(b), and if the employee is a “covered employee” within the meaning of Section 162(m) (because the employee is the chief executive officer or is among the 4 highest compensated officers for the year other than the chief executive officer), then to the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to paragraph 6 of this plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed, and the outcome under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

8.     Determination of Attainment of Performance Goals.   The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to Section 6 of the Plan, the extent to which the Stock Awards have vested. The Compensation Committee’s determinations shall be final and binding on all participants. These determinations must be certified in writing, which requirement may be satisfied by approved minutes of the Compensation Committee meeting setting out the determinations made. The Compensation Committee shall not have discretion to increase the amount of a Stock Award or accelerate the vesting of any Stock Award to any employee who is a “covered employee” within the meaning of Section 162(m) if such action would cause the Stock Award or any part thereof to not be deductible under the Internal Revenue Code.

9.     Amendments.   The Compensation Committee may not amend or terminate the Plan so as to increase, reduce or eliminate Stock Awards granted under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate Stock Awards retroactively. The foregoing notwithstanding, except as required by applicable law, the Compensation Committee shall not have the power to amend the Plan in any fashion that would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain; and (ii) no Stock Awards are granted until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders.

10.   Rule 10b5-1 Trading Plans; Stock Withholding.   It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to provide for the sale of Company shares and remit to the Company to the proceeds to meet the Company’s withholding obligations in connection with the Stock Awards. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company shall withhold the number of shares under a Stock Award sufficient (based on the fair market value of the Shares) to meet such withholding obligation.

11.   Effect on Employment/Right to Receive.   Employment with the Company and its affiliates is on an at-will basis. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant under this Plan. For purposes of this Plan, transfers of employment between the Company and/or its affiliates shall not be deemed a termination of employment. No person shall have the right to be selected to receive a Stock Award under the Plan, or, having been so selected, have the right to receive a future award.

12.   Successors.   All obligations of the Company under the Plan, with respect to Stock Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company.

13.   Nontransferability or Awards.   No Stock Award granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 2003 Equity Incentive Plan. All rights with respect to Stock Award granted under this Plan shall be available during his or her lifetime only to the participant to whom the Stock Award under this Plan is granted.

14.   Effectiveness; Prior Plans Superseded.   Upon stockholder approval as described in Section 3, the Plan shall be effective for measurement periods beginning on or after January 1, 2005.

Executed effective as of March 22, 2005.

Dear Stockholder:

Enclosed are materials relating to Digital Theater Systems, Inc.’s 2005 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Your vote is important to us. Please complete, sign and return the attached proxy card in the accompanying postage-paid envelope, whether or not you expect to attend the meeting.

DETACH HERE	ZDTS52

PROXY

DIGITAL THEATER SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DIGITAL THEATER SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders, May 19, 2005

The undersigned hereby appoints Jon E. Kirchner and Melvin L. Flanigan or any one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Stockholders of Digital Theater Systems Inc., to be held at the Renaissance Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301, at 10:00 a.m., on Thursday, May 19, 2005 and any postponement or adjournment thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Digital Theater Systems, Inc. as designated on the reverse side. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 19, 2005 and the proxy statement.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned. This Proxy confers on the proxyholder discretionary authority to vote on any matter as to which a choice is not specified by the undersigned. If the Proxy is signed, but no vote is specified, this Proxy will be voted: FOR the nominees listed in item 1 on the reverse side, FOR Proposal 2, Proposal 3, and Proposal 4 and in accordance with the proxies’ best judgment upon other matters properly coming before the meeting and any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DIGITAL THEATER SYSTEMS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZDTS51

☒	Please mark votes as in this example.	#DTS

The Board of Directors recommends that you vote FOR all nominees for Director and FOR Proposal 2, Proposal 3, and Proposal 4.

1.			Election of Directors			FOR	AGAINST	ABSTAIN
Nominees:	(01) Joerg Agin and (02) C. Ann Busby			2.	To ratify and approve PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year 2005.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES			FOR	AGAINST	ABSTAIN
				3.	To approve an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s corporate name from “Digital Theater Systems, Inc.” to “DTS, Inc.”	☐	☐	☐

EXCEPTIONS	☐
(Instructions: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided above.)
				4.	To approve the Digital Theater Systems, Inc. Performance Incentive Plan.	FOR	AGAINST	ABSTAIN
						☐	☐	☐
				5.	In their discretion, the proxies are authorized to vote upon all matters incidental to the conduct of the meeting and upon such other business as may properly come before the meeting.

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN.

Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature:			Date:	Signature:	Date: